Exhibit 99.3

DEEPGREEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of DeepGreen Metals Inc. (for purposes of this section, “DeepGreen,” “we,” “us” and “our”) should be read together with DeepGreen’s audited financial statements as of and for the years ended December 31, 2020 and 2019 included in the proxy statement/prospectus of TMC the metals company Inc. (formerly Sustainable Opportunities Acquisition Corp. (“SOAC”)) filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2021 (the “proxy statement/prospectus”) and DeepGreen’s unaudited interim financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, together with the related notes thereto, contained in Exhibit 99.2 to this Current Report on Form 8-K.  This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” section of this Current Report on Form 8-K. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a deep-sea minerals exploration company focused on the collection, processing and refining of polymetallic nodules found on the seafloor of the Clarion Clipperton Zone (“CCZ”). We are also developing technology for onshore processing of polymetallic nodules and are working with Allseas Group S.A. (“Allseas”) to develop a system to collect, lift and transport nodules from the seafloor to shore. The plan for the collection of polymetallic nodules includes offshore collection systems, which are comprised of collector vehicles on the seafloor, a riser and lift system, and a production support vessel to collect the polymetallic nodules. The nodules would be expected to be collected from the seafloor by self-propelled, tracked collector vehicles. No rock cutting, digging, drill-and-blast or other breakage are expected to be required at the point of collection. The collectors would be remotely controlled and supplied with electric power via umbilical cables from the production support vessel. In order to test the collection system, a contract has been entered into with Allseas to undertake a pre-production collector test.

Our wholly-owned subsidiary, Nauru Ocean Resources Inc. (“NORI”), sponsored by the Republic of Nauru, was granted an exploration license by the International Seabed Authority (the “ISA”) in July 2011 granting NORI exclusive rights to explore for polymetallic nodules in a region of the CCZ covering 74,830 km2 allocated to the Republic of Nauru (“NORI Area”). Similarly, through Marawa Research and Exploration Limited (“Marawa”), we were granted rights by the ISA to polymetallic nodules exploration in an area of 74,990 km2 in the CCZ allocated to the Republic of Kiribati. We entered into an option agreement with Marawa to purchase such tenements granted to exclusively collect nodules from this area in return for a royalty payable to Marawa. During the year ended December 31, 2020, we acquired Tonga Offshore Mining Limited (“TOML”), which was granted an exploration license by the ISA in January 2012 and has exclusive rights to explore for polymetallic nodules covering 74,713 km2 of the CCZ under the supervision of the Kingdom of Tonga.

We are an exploration stage company with no revenue to date that has incurred a net loss of $83.7 million for the six months ended June 30, 2021, compared to $32.8 million in the prior year period. We incurred a net loss of $56.6 million for the year ended December 31, 2020 and had an accumulated deficit of approximately $246.6 million from inception through June 30, 2021.

The Business Combination

On September 9, 2021, we completed our business combination with Sustainable Opportunities Acquisition Corp., or SOAC (the “Business Combination”). The Business Combination was approved by SOAC’s shareholders at its extraordinary general meeting held on September 3, 2021. The transaction resulted in the combined company being renamed “TMC the metals company Inc.” and the combined company’s common shares and warrants to purchase common shares commenced trading on the Nasdaq Global Select Market (“Nasdaq”) on September 10, 2021 under the symbols “TMC” and “TMCWW,” respectively. As a result of the Business Combination, we received gross proceeds of approximately $137.5 million. Additional discussion about the Business Combination is provided in Item 2.01 of this Current Report on Form 8-K.

The Business Combination will be accounted for as a reverse recapitalization. DeepGreen will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant. As such, DeepGreen’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, SOAC will be treated as the acquired company for financial statement reporting purposes.

Following the Business Combination, we have become the successor to an SEC-registered company and a Nasdaq listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices to ensure ongoing compliance with applicable law and Nasdaq listing requirements. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Description of the Business

Exploration Contracts

NORI Exploration Contract

NORI was granted the NORI Exploration Contract on July 22, 2011. The contract was acquired for $0.25 million and provides NORI with exclusive rights to explore for polymetallic nodules in an area covering 74,830 km2 for 15 years subject to complying with the exploration contract terms and the priority right to apply for an exploitation contract to collect polymetallic nodules in the same area.

TOML Exploration Contract

TOML was granted the TOML Exploration Contract on January 11, 2012. The contract was acquired by us during the year ended December 31, 2020 in connection with its acquisition of TOML for $32 million from Deep Sea Mining Finance Ltd. (“Deep Sea Mining”). TOML has exclusive rights to explore for polymetallic nodules in an area covering 74,713 km2 for 15 years and a priority right to apply for an exploitation contract to collect polymetallic nodules in the TOML Area.

Marawa Agreements

On March 17, 2012, our subsidiary DeepGreen Engineering Pte Ltd. (“DGE”) entered into an Option Agreement with Marawa and the Republic of Kiribati. This Option Agreement was amended on October 1, 2013. Under the amended Option Agreement, for an option fee of $0.3 million, DGE has the right to purchase tenements, as may be granted to Marawa by the ISA or any other regulatory body, for the greater of $0.3 million or the value of any amounts owing to DGE by Marawa. This option, can be exercised when a default event, as defined in the foregoing agreement, occurs at any time within 40 years after the date of execution of the Option agreement.

On October 1, 2013, DGE also entered into the Services Agreement with Marawa and Kiribati, which grants DGE the exclusive right to carry out all exploration and collection in the Marawa Area. Under this agreement, DGE will pay to the ISA on behalf of Marawa, ISA royalty and taxes as well as the ISA exploitation application fee of $0.3 million and annual administrative costs. In addition, DGE will ensure that the activities carried out in the Marawa Area by DGE and any other service contractor complies with the ISA and any other required regulations. The Marawa Area is situated in close proximity to the 74,830 km2 NORI Area.

The Services Agreement grants DGE the right to recover any and all polymetallic nodules from the Marawa Area by paying the Republic of Kiribati a royalty per wet tonne of polymetallic nodules (adjusted for inflation from October 1, 2013 onwards).

DGE has the right to terminate the Services Agreement at its sole discretion by giving written notice to Marawa and Kiribati, and such termination shall take effect two months following the date of the termination notice, provided that DGE shall pay to the ISA on behalf of Marawa the fees or payments legally owed to the ISA by Marawa (including the annual ISA exploration fee and ISA royalties and taxes) that are outstanding at the date of termination or that are incurred within 12 months after the date of such termination. There are no other longer term commitments with respect to the Marawa Option and the Services Agreement.

For more information about each of the NORI Exploration Contract, the TOML Exploration Contract and the Marawa Option Agreement and Services Agreement, please see the section entitled “Information About DeepGreen — Government Regulation” included in the proxy statement/prospectus.

TOML Acquisition

On March 31, 2020, we entered into an acquisition agreement to acquire the polymetallic nodules business unit from Deep Sea Mining (the “TOML Acquisition”). As part of this acquisition, we acquired various subsidiaries in the TOML group for a total purchase price of $32 million. TOML holds the TOML Exploration Contract with the ISA. The TOML Acquisition includes the exclusive rights held by TOML to explore for polymetallic nodules in an area covering 74,713 km2, a priority right to apply for an exploitation contract to collect polymetallic nodules in the same area, and some exploration related equipment. The TOML group also holds various patents and an application right with respect to a prospecting exploration license in the Republic of Kiribati.

The purchase price of $32 million was settled through an initial cash payments of $0.5 million in two tranches, the issuance of 7.8 million DeepGreen Common Shares at the mutually agreed price of $3.60 per share between both parties for a total amount of $28 million, $0.06 million payment to ISA on behalf of Deep Sea Mining and deferred consideration of $3.44 million, which was to be paid in tranches. The deferred consideration has been fully paid as at June 30, 2021.

We determined that the value of TOML acquisition was substantially concentrated in the TOML Exploration Contract and therefore considered this to be an acquisition of a group of connected assets rather than an acquisition of a business. As a consequence, the total cost of the transaction was primarily allocated to exploration licenses.

Key Trends, Opportunities and Uncertainties

We are a pre-revenue company. We believe that our performance and future success depends on several factors that present significant opportunities but also poses risks and challenges, including those discussed below and in the section entitled “Risk Factors” included in the proxy statement/prospectus.

The recovery of polymetallic nodules from our exploration licenses and attainment of revenue and profitable operations is dependent upon many factors including, among other things: financing being arranged by us to continue operations, exploration and delineation of the resources on the ocean floor; development of collection technology and systems for the extraction of polymetallic nodules as well as development of processing technology for the treatment of polymetallic nodules to produce saleable products, the establishment of a mineable resource, demonstration of the commercial and technical feasibility of seafloor polymetallic nodule collection considering processing, metal prices, and regulatory approval for nodule collection and environmental permitting. The outcome of these matters cannot presently be determined because they are contingent on future events.

To date, no exploitation has occurred under the ISA’s regulatory regime. Moreover, despite the release by the ISA of the Draft Regulations on Exploitation of Mineral Resources, finalization of such regulations remains subject to the decision of the members of the ISA. Although the ISA declared a target of July 2020 to have the regulations approved, the July session was deferred as a result of the COVID-19 pandemic. Although we expect that the new regulations will be approved within the next two years, there can be no assurance that such regulations will be approved then, or at all, which would have a material adverse effect on our ability to conduct our business as currently contemplated.

On June 25, 2021, the Republic of Nauru submitted its notice to the ISA requesting that it completes, by July 9, 2023, the adoption of regulations necessary to facilitate the approval of plans of work for the commercial exploitation of polymetallic nodules. The notice submitted by the Republic of Nauru to the ISA has increased the likelihood that regulations will be adopted that will govern and enable commercial scale polymetallic nodule collection. If the ISA has not completed the adoption of such regulations within the prescribed time and an application for approval of a plan of work for exploitation is pending before the ISA, the ISA shall nonetheless consider and provisionally approve such plan of work based on: (i) the provisions of the UNCLOS; (ii) any rules, regulations and procedures that the ISA may have adopted provisionally at the time, (iii) on the basis of the norms contained in the UNCLOS and (iv) the principle of non-discrimination among contractors.

The exploitation and development of polymetallic nodules within the International Seabed Area will require approval of an exploitation contract (which will authorize nodule collection activities), along with approvals including with respect to a required Environmental and Social Impact Assessment (“ESIA”). In order to collect the mineral resources and commercialize our projects, NORI and TOML will each need to obtain an exploitation contract, in addition to related permits that may be required by our partners to conduct operations including with respect to onshore processing and international maritime activities.

The ISA is currently working on the development of a legal framework to regulate the exploitation of polymetallic nodules in the International Seabed Area. Royalties, taxes, and fees payable on any future production from our contract areas will be stipulated in the ISA’s exploitation regulations. While the rates of payments are yet to be set by the ISA, the 1994 Implementation Agreement prescribes that the rates of payments “shall be within the range of those prevailing in respect of land-based mining of the same or similar minerals in order to avoid giving deep seabed miners an artificial competitive advantage or imposing on them a competitive disadvantage.” The ISA has held workshops with stakeholders to discuss and seek comments on the potential financial regime for the exploitation of polymetallic nodules in the International Seabed Area and forecasts developed by us have been informed by these discussions. There can be no assurance that the ISA will put in place exploitation regulations in a timely manner or at all. Such exploitation regulations may also impose burdensome obligations or restrictions on us, and/or may contain terms that do not enable us to develop our projects.

All phases of exploring for and collecting and processing polymetallic nodules will be subject to environmental regulation in various jurisdictions and under national as well as international laws and conventions. No seafloor polymetallic nodule deposit has been collected on a commercial scale, and it is not clear what environmental parameters may need to be measured to satisfy regulatory authorities that an exploitation contract should be granted. A full ESIA for deep sea collecting operations has yet to be completed and approved by the ISA, and the full impact of any polymetallic nodule collecting operation on the environment has yet to be determined. Further, the required standards for an ESIA are currently unclear and have not been finalized by the ISA, which could require changes to any submissions made by our subsidiaries in connection with an exploitation contract application. Environmental legislation is evolving in a manner which is likely to require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Additionally, while we intend to produce seafloor polymetallic nodules in a way that mitigates and reduces potential damage to the seafloor and marine environmental conditions, we do not know whether the ISA or any other regulatory body will seek to impose impracticable restoration or rehabilitation obligations on our collecting process. Any such obligations, to the extent they are overly burdensome, could result in material changes to our business as currently contemplated.

Although the environmental impact review process has not yet been finalized, all contractors have been made aware of the requirement to complete baseline studies and an ESIA, culminating in an Environmental Impact Statement (“EIS”) prior to collecting. There are no guarantees that the ISA will evaluate any exploration contract application by our subsidiaries in a timely manner, and even if the ISA does timely evaluate such applications(s), such subsidiary may be required to submit a supplementary EIS before being approved. This may result in delays that could impact our projected timeframe for collection and production. Furthermore, in the event that the ISA timely evaluates and approves an application, any aspect of such application and approval theoretically could be subject to legal challenges which could result in further delays that could detrimentally impact our business.

The environmental permitting process is expected to involve a series of checks and balances with reviews being conducted by the ISA. There are no assurances that the work our subsidiaries have done to date or that their contemplated future operations will satisfy the final environmental rules and regulations adopted by the ISA, and any future changes could delay the timing of such submissions to the ISA or our subsidiaries’ operations more generally, which could have a material adverse effect on our business. Sponsoring state approvals and permits are currently and may in the future be required in connection with our operations. To the extent such approvals are required and not obtained, our subsidiaries may be curtailed or prohibited from proceeding with planned exploration or development of mineral properties. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Seafloor polymetallic nodules have never been mined on a commercial scale, and there is a risk that our collection methods and the equipment that we intend to utilize during this process may not be adequate for the economic development of seafloor polymetallic nodule deposits. The equipment and technology that we intend to utilize has not been fully proven in such sub-sea conditions and for this specific material and application, and failure to adapt existing equipment or to develop suitable equipment or recovery and development techniques for the prevailing material and seafloor conditions would have a material adverse effect on our business, results of operations and financial condition. We have partnered with Allseas, a leading global offshore contractor, to undertake a pre-production pilot collector test in which a collector vehicle, a riser and lift system and other systems will be tested. Although we expect the pilot collector test to be successful, there can be no assurance that it will be, or that their technology will eventually be adequate to collect polymetallic nodules on a commercial scale.

If NORI and TOML are each able to obtain an exploitation contract after the ISA finalizes the exploitation regulations, in addition to any related permits that may be required, and the Allseas pilot collector test is successful and we are able to collect, transport and process polymetallic nodules on a commercial scale and sell metals from such operations, we expect to be able to generate revenue beginning in 2024.

COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the recent developments surrounding the continued spread and potential resurgence of COVID-19. The COVID-19 pandemic may have an adverse impact on our operations, particularly as a result of preventive and precautionary measures that our company, other businesses, and governments are taking. Refer to the section entitled “Risk Factors” included in the proxy statement/prospectus for more information. We are unable to predict the full impact that the COVID-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and the actions that may be taken by government authorities. However, COVID-19 is not expected to result in any significant changes in costs going forward. We will continue to monitor the performance of our business and reassess the impacts of COVID-19.

Basis of Presentation

We currently conduct our business through one operating segment. As a pre-revenue company with no commercial operations, our activities to date have been limited. Our historical results are reported under U.S. GAAP and in U.S. dollars.

Components of Results of Operations

We are an exploration-stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or projected results of operations.

Revenue

To date, we have not generated any revenue. We do not expect to generate revenue until at least 2024 and only if NORI and/or TOML receive an exploitation contract from the ISA and we are able to successfully collect polymetallic nodules and process the nodules into saleable products on a commercial scale. Any revenue from initial production is difficult to predict.

Exploration Expenses

We expense all costs relating to exploration for and development of mineral resources. Such exploration and development costs include, but are not limited to, ISA contract management, geological, geochemical and geophysical studies, environmental baseline studies and process development. The acquisition cost of mineral contracts would be charged to operations on a unit-of-production method based on proven and probable reserves should commercial production commence in the future.

Selling, General and Administrative Expenses

Selling, general and administrative, or SG&A, expenses consist primarily of compensation for employees, consultants and directors, including stock-based compensation, consulting fees, investor relations expenses; expenses related to advertising and marketing functions, insurance costs, office and sundry expenses, professional fees (including legal, audit and tax fees), travel expenses and transfer and filing fees.

Stock-based compensation cost from the issuance of stock options is measured at the grant date based on the fair value of the award and is recognized over the related service period. Stock-based compensation costs are charged to exploration expenses and general and administrative expense depending on the function fulfilled by the option holder. In instances stock options are issued for financing related services, the costs are included within equity as part of the financing costs. We recognize forfeiture of any awards as they occur.

We expect SG&A expenses to continue to increase in absolute dollars as we expand our infrastructure to commence production and due to additional legal, accounting, insurance and other expenses associated with being a public company.

Interest Income/Expense

Interest income consists primarily of interest income earned on our cash and cash equivalents. We expect interest income to increase considerably into the future given the increase of cash on our balance sheet as a result of the Business Combination.

Interest expense results from our financing transactions, specifically the convertible debentures issued in February 2021, which accrue interest at 7% per annum.

Foreign Exchange Loss

The foreign exchange income or loss for the periods primarily relates to our cash held in Canadian dollars and also to the settlement of costs incurred in foreign currencies, depending on either the strengthening or weakening of the US dollar.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

	Six Months Ended June 30,
	2021	2020	Change	% Change
	(dollar amounts in thousands)
Exploration expenses	54,736	31,188	23,548	76%
SG&A	28,265	1,626	26,639	1,638%
Interest expense (income)	661	(51)	712	(1,396)%
Foreign exchange loss (gain)	53	(3)	56	(1,867)%
	83,715	32,760	50,955	156%

Exploration Expenses

Exploration expenses increased by approximately $23.5 million, or 76%, to $54.7 million during the six months ended June 30, 2021, compared to $31.2 million during the six months ended June 30, 2020. This increase was primarily due to the recognition of $28.6 million (compared to $0.2 million during the same period in 2020) of stock-based compensation from the issuance of stock options granted to personnel during the six months ended June 30, 2021. The stock-based compensation cost for the stock options granted to individuals involved in the exploration activities is included within exploration expenses for the periods. In addition, the cost of marine cruises that we undertook during the six months ended June 30, 2021 was $21.0 million (compared to $14.8 million during the same period in 2020). We have a strategic partnership with Maersk, as described below, pursuant to which we settled the costs for marine vessel services provided by Maersk through the issuance of DeepGreen Common Shares. Such DeepGreen Common Shares were recognized at their fair value and the changes in such fair value had a significant impact on its exploration expenditures. During March 2021, we revised our arrangement with Maersk, which now requires settlement of marine vessel services in cash instead of DeepGreen Common Shares and going forward, such costs are expected to reflect the cost of the marine cruises undertaken with no additional impact on the cost resulting from the change in the fair value of DeepGreen Common Shares. This overall increase in cost was offset by $11.7 million of cost recognized related to the amendment to our agreement with Allseas (as further described below), whereby we paid an additional $10 million and issued 2.8 million DeepGreen Common Shares to Allseas during the six months ended June 30, 2020. We expect exploration expenses to increase during the remainder of 2021 due to an increase in planned exploration campaigns to undertake environmental baseline surveys to support the ESIA and permitting requirements as well as milestones being reached for the pilot collector test program with Allseas. Processing expenditure is also expected to increase with completion of pyrometallurgical and hydrometallurgical pilot testing.

Selling, General and Administrative Expenses

SG&A expenses increased $26.6 million, or 1,638%, to $28.3 million during the six months ended June 30, 2021, compared to $1.6 million during the six months ended June 30, 2020. The increase in SG&A expenses were a result of the stock-based compensation recognized of $18.7 million and costs incurred in connection with the Business Combination. Total additional professional fees incurred during the six months ended June 30, 2021 amounted to $4.7 million. Our activities overall also increased and we incurred additional consulting fees of $1.0 million and marketing costs of $2.3 million, respectively. We expect SG&A expenses to increase significantly during 2021 due to additional professional fees (including legal, audit and tax fees) and other costs of becoming and being a public company.

Interest Expense

During the six months ended June 30, 2021, we recognized interest expense of $0.7 million as a result of the issuance of 7% convertible debentures of $26 million during February 2021.

Liquidity and Capital Resources

To date, our primary sources of capital have been private placements of DeepGreen Common Shares and DeepGreen Preferred Shares and a recent issuance of convertible debentures completed in February 2021, which were automatically converted into DeepGreen Common Shares immediately prior to the completion of the Business Combination. As of June 30, 2021, we had cash and cash equivalents of $16.9 million and an accumulated deficit of $246.6 million. In addition, on September 9, 2021, we completed the Business Combination with SOAC, and as a result we received gross proceeds of approximately $137.5 million.

As of the date of this Current Report on Form 8-K, we have yet to generate any revenue from our business operations. We are an exploration stage company and the recovery of our investment in mineral exploration contracts and attainment of profitable operations is dependent upon many factors including, among other things, exploring and developing the ocean floor for the collection of polymetallic nodules as well as the development of our processing technology for the treatment of such nodules, the establishment of mineable reserves, the demonstration of commercial and technical feasibility of seafloor polymetallic nodule collection and processing, metal prices, and regulatory approval for exploitation and environmental permitting. While we have obtained financing in the past, there is no assurance that such financing will continue to be available.

Fiscal 2019 Financings

During the year ended December 31, 2019, we issued 10.1 million DeepGreen Common Shares in private placements for total proceeds of $26.2 million. Of this amount, $20 million was received from Allseas in connection with our strategic alliance with Allseas.

We further issued 8.2 million DeepGreen Common Shares for marine vessel services pursuant to an agreement with Maersk to settle Maersk’s invoiced cost of $10.2 million at an agreed upon contract price of $1.25 per share. Such shares were recognized in our accounting records at $3.60 per share based on the pricing of the other private placements. Additional 0.5 million of DeepGreen Common Shares were issued upon exercise of incentive stock options at a price of $0.70 per share for total proceeds of $0.35 million.

Fiscal 2020 Financings

During the year ended December 31, 2020, we issued 5.7 million DeepGreen Common Shares in private placements for total proceeds of $20.4 million. Inclusive in this was a subscription from Allseas for 2.8 million DeepGreen Common Shares for total proceeds of $10 million.

We further issued 2.8 million DeepGreen Common Shares for services to Allseas at a price of $3.60 per share for total value of $10.1 million and 4.1 million DeepGreen Common Shares for marine vessel services to Maersk to settle invoiced cost of $5.1 million at an agreed upon contract price of $1.25 per share. Such shares issued to Maersk were recognized for accounting purposes at $3.60 per share.

During the year ended December 31, 2020, option holders exercised 2.3 million stock options for total proceeds of $0.9 million at an average exercise price of $0.41 per share.

Fiscal 2021 Financings

During the six months ended June 30, 2021, we issued 3.7 million DeepGreen Common Shares to Maersk for marine vessel services. Such Common Shares were valued at $7.00 per DeepGreen Common Share. Certain holders of stock options exercised their rights in exchange for 3.4 million DeepGreen Common Shares. The weighted average exercise price of these stock options was $0.74 per DeepGreen Common Share resulting in total proceeds of $2.6 million.

During February 2021, we raised a total of $26 million through convertible debentures financing. The convertible debentures bear interest at the rate of 7.0% per annum, compounded annually, with a maturity date that is 24 months from the date of the financing. The debentures were automatically converted into DeepGreen Common Shares immediately prior to the Business Combination at the conversion price of $10.00 per share.

On February 18, 2021, debentures totaling $0.5 million were converted into 50,000 DeepGreen Common Shares.

We expect our capital expenditures and working capital requirements to increase materially in the near future as NORI and TOML seek to obtain exploitation contracts, perform the required environmental studies, complete pre-feasibility and feasibility studies. We believe that our cash on hand following the closing of the Business Combination will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this Current Report on Form 8-K. With these funds we also expect to be able to complete pilot nodule collection trials in 2022, complete our environmental impact studies by 2023, and lodge our application to move from exploration phase to exploitation phase in the third quarter of 2023. We may, however, need additional cash resources due to changed business conditions or other developments, including, but not limited to, deferral of approvals, capital cost escalation, currently unrecognized technical and development challenges or change in external business environment. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to delay our exploration and/or exploitation activities or scale back our operations, which could have a material adverse impact on our business and financial prospects.

Cash Flows Summary

Comparison of the Six Months Ended June 30, 2021 and June 30, 2020

The following table summarizes our sources and uses of cash for the six months ended June 30, 2021 and June 30, 2020:

Presented below is a summary of our operating, investing and financing cash flows:

	Six Months Ended June 30,
	2021 (in thousands)	2020 (in thousands)
Net cash (used in) operating activities	$(17,945)	$(17,577)
Net cash (used in) investing activities	$(3,842)	$(607)
Net cash provided by financing activities	$28,563	$11,842
	$6,776	$(6,342)

Cash flows used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 was $17.9 million, attributable to a net loss of $83.7 million and a net change in net operating assets and liabilities of $4.8 million and non-cash adjustments of $61.0 million. Non-cash adjustments primarily consisted of $12.8 million for the value of shares issued to Maersk and $47.3 million of share-based payments related to the value of the incentive stock options recognized during the six months ended June 30, 2021. The change in our net operating assets and liabilities was primarily due to a $4.7 million increase in accounts payable and accrued liabilities due to the timing of payments.

Net cash used in operating activities for the six months ended June 30, 2020 was $17.6 million, attributable to a net loss of $32.8 million and a net change in net operating assets and liabilities of $1.8 million and non-cash adjustments of $13.4 million. Non-cash adjustments primarily consisted of $12.9 million for the value of shares issued to Allseas and Maersk as described above, $0.2 million of share-based payments related to the value of the incentive stock options recognized during the six months ended June 30, 2020, and $0.3 million for amortization of equipment. The change in our net operating assets and liabilities was primarily due to a $1.8 million increase in accounts payable and accrued liabilities due to the timing of payments.

Cash flows used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 was $3.8 million and related to the payments made to Deep Sea Mining for the deferred consideration that became due during the period. As at June 30, 2021 there was no amount outstanding for the deferred consideration pertaining to TOML Acquisition. We also spent $0.4 million for purchase of equipment.

Net cash used in investing activities for the six months ended June 30, 2020 was $0.6 million and related to the initial payments made to Deep Sea Mining in connection with the TOML Acquisition.

Cash flows provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2021 was $28.6 million related to proceeds of $26 million from the issuance of convertible debentures and $2.6 million from the exercise of incentive stock options.

Net cash provided by financing activities for the six months ended June 30, 2020 was $11.8 million related to proceeds from private placements.

Contractual Obligations and Commitments

NORI Exploration Contract

As part of the NORI Exploration Contract with the ISA with respect to the NORI Area, NORI committed to expending $5 million over the five-year period from 2017 to 2021. Such commitment has already been met.

Marawa Option Agreement and Services Agreement

As part of DGE’s Option Agreement and Services Agreement with Marawa with respect to the Marawa Area, Marawa commits to expending funds on exploration activities on an annual basis. The commitment for fiscal 2020 was Australian dollar $1 million and for 2021 is Australian dollar $2 million. Such commitment is negotiated with the ISA for five year plans and is subject to regular periodic reviews.

TOML Exploration Contract

As part of the TOML Exploration Contract with the ISA with respect to the TOML Area, TOML has committed to expending $30 million for a five-year period from 2016 to 2021 in the first-year review finalized in 2016. Such commitment has flexibility where the amount can be reduced by the ISA and such reduction would be dependent upon various factors including the success of the exploration programs and the availability of funding. As at June 30, 2021, we had expended approximately $14.1 million in connection with the TOML Exploration Contract. We are expecting to discuss the progress since the acquisition of the TOML Group with the ISA later during 2021.

Regulatory Obligations Relating to Exploration Contracts

Each of TOML and NORI require sponsorship from their respective host sponsoring nations, the Kingdom of Tonga and the Republic of Nauru, respectively. Each company has been registered and incorporated within the applicable host nation’s jurisdiction. The ISA requires that a contractor must obtain and maintain sponsorship by a host nation that is a member of the ISA and such nation must maintain effective supervision and regulation over such sponsored contractor. Each of TOML and NORI are subject to the registration and incorporation requirements of these nations. In the event the sponsorship is otherwise terminated, such subsidiary will be required to obtain new sponsorship from another host nation that is a member of the ISA. Failure to obtain such new sponsorship would have a material impact on the operations of such subsidiary and us.

Allseas Agreements

On March 29, 2019, we entered into a strategic alliance with Allseas to develop and deploy a Pilot Mining Test System (“PMTS”), successful completion of which would aid our application for an exploitation contract with ISA. Allseas agreed to cover all the development cost of the project and in consideration for a successful PMTS, we had committed to expending $30 million in cash and further issuing 10 million DeepGreen Common Shares (at a contractual price of $3.00 per share at time of the agreement) for a total value of $60 million to Allseas.

During 2020, the PMTS agreement was amended and we paid $10 million in cash and issued 2.8 million DeepGreen Common Shares valued at $3.60 per share for an additional $10 million to allow for higher cost that had been incurred by Allseas and to facilitate the acquisition of the Hidden Gem vessel by Allseas, which has strategic importance to us, by providing a platform to develop a smaller-scale, lower-capital early production system. As at December 31, 2020, our original commitment of $30 million in cash and 10 million DeepGreen Common Shares still remained to be completed as such obligation is dependent upon successful completion by Allseas of the collector test.

On March 4, 2021 and subsequently amended on June 30, 2021, we entered into amended agreements with Allseas (the “Amendment #3” and “Amendment #4”, respectively) whereby, upon successful completion of the Business Combination, instead of issuing 10 million Common Shares to Allseas in connection with the PMTS, we issued to Allseas a warrant to acquire 10 million DeepGreen Common Shares at a nominal value (the “Allseas Warrant”). The Allseas Warrant will vest and become exercisable upon successful completion of the PMTS and will expire on September 30, 2026. There are vesting conditions associated with the Allseas Warrant whereby a maximum of 10 million DeepGreen Common Shares would be issued if the PMTS is completed by September 30, 2023, gradually decreasing to 5 million DeepGreen Common Shares if PMTS is completed after September 30, 2025.

The Allseas Warrant was assumed by SOAC at the closing of the Business Combination and became a warrant to purchase TMC Common Shares, adjusted for the exchange ratio for the transaction. If the market price of TMC Common Shares on June 1, 2022 is higher than $15 per share (as adjusted based on the exchange ratio for the closing of the Business Combination), the aggregate value of the shares underlying the warrant above $150 million as at June 1, 2022 will automatically become a commercial credit from Allseas to TMC equal to the excess value. This commercial credit will be effective on the vesting date of the Allseas Warrant and we will be able to exchange this excess value for any future goods and services from Allseas under the nodule collection and shipping contract for one year after commercial production.

The cash payment of $30 million in the original agreement was also amended to be paid as follows provided that the Business Combination is completed:

●	$10 million within 10 business days of the closing of the Business Combination with Allseas providing confirmation of placing an order of certain equipment and demonstrating certain progress on construction of the collector vehicle;

●	$10 million on the later of (i) January 1, 2022, and (ii) confirmation of successful collection of the North Sea test; and

●	$10 million upon successful completion of the PMTS.

As at June 30, 2021, Allseas has successfully reached the progress milestone for the construction of the collector vehicle and confirmed the order of the required equipment.

The Amendment #3 and Amendment #4 became effective upon the completion of the Business Combination and will be payable within 10 days of the closing of the Business Combination.

Maersk Agreements

Effective March 15, 2017, we entered into a strategic partnership with Maersk to undertake the exploration, environmental base line and offshore testing required to support development of feasibility studies for economic production of polymetallic nodules from the CCZ. Under the agreement, Maersk provides marine vessel services and project management services, enabling us to undertake the various marine cruises to support required prefeasibility studies. During these marine cruises, we undertook baseline studies required to complete an ESIA, collected nodules for metallurgical test work and collected samples for resource evaluation. The invoiced cost related to the marine vessel was settled through DeepGreen Common Shares at an agreed upon price of $1.25 per DeepGreen Common Share. Services provided by Maersk for managing these marine cruises are paid in cash.

On March 4, 2021, the agreement with Maersk was amended whereby all future costs pertaining to the use of the marine vessels would be paid in cash rather than through issuance of DeepGreen Common Shares. The amended agreement is in place until early 2022, at which point the parties will negotiate any potential future offshore engagements.

Offtake Agreement

On May 25, 2012, DGE and Glencore entered into a copper offtake agreement and a nickel offtake agreement. DGE has agreed to deliver to Glencore 50% of the annual quantity of copper and nickel produced by a DGE owned facility from nodules derived from the NORI Area at LME referenced market pricing with allowances for product quality and delivery location. Either party may terminate the agreement upon a material breach or insolvency of the other party. Glencore may also terminate the agreement by giving twelve months’ notice.

Sponsorship Agreements

On July 5, 2017, Nauru, the Nauru Seabed Minerals Authority and NORI entered into the NORI Sponsorship Agreement formalizing certain obligations of the parties in relation to NORI’s exploration and potential exploitation of the NORI Area. Upon reaching the minimum recovery level within the tenement area, NORI will pay Nauru a seabed mineral recovery payment based on the polymetallic nodules recovered from the tenement area. In addition, NORI will pay an administration fee each year to Nauru for such administration and sponsorship, which is subject to review and increase in the event that NORI is granted an ISA exploitation contract.

On March 8, 2008, Tonga and TOML entered into the TOML Sponsorship Agreement formalizing certain obligations of the parties in relation to TOML’s exploration and potential exploitation of the TOML Area. Upon reaching the minimum recovery level within the tenement area, TOML has agreed to pay Tonga a seabed mineral recovery payment based on the polymetallic nodules recovered from the tenement area. In addition, TOML has agreed to pay the reasonable direct costs incurred by Tonga to administer the ISA obligations of Tonga to the ISA.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. GAAP. In the preparation of these financial statements, we are required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods.

We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included in the proxy statement/prospectus. We have the critical accounting policies and estimates which are described below.

TOML Acquisition

On March 31, 2020, we completed the TOML Acquisition and applied guidance from ASC 805 to understand the accounting treatment regarding this acquisition and make necessary judgements.

ASC 805 defines a business as inputs and processes, when applied to the inputs, resulting in the creation of outputs. The key input acquired in connection with the TOML Acquisition is the TOML Exploration Contract and the related intellectual property. TOML Exploration Contract is in the exploration stage and therefore does not produce outputs. ASC 805 requires that where there is no output, there must be both an input and substantive process which must include an organized workforce with the necessary skills, experience, and knowledge to develop and convert the inputs into outputs, for a group of assets to be considered a business. An organized workforce was not included in the TOML Acquisition and therefore our management deemed that the TOML Acquisition was not a business acquisition and only an acquisition of a group of assets.

Our position is supported by ASC 805’s guidance that if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not considered a business. The Company determined that the value of TOML Acquisition was substantially concentrated in the TOML Exploration Contract.

Our management also determined that other assets acquired (which included other intangible assets, such as patents and trademarks) were connected to the TOML Exploration Contract and would not hold value by themselves. Consequently, the total cost of the transaction was primarily allocated to exploration licenses.

Value of Common Share-Based Payments

We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

●	Fair Value of Common Shares on the Date of the Grant — We used the price of the most recent private placements to assess the value of our shares on the date of the grant of incentive stock options.

●	Expected Term — We used the term of the award when calculating the expected term due to insufficient historical exercise data.

●	Expected Volatility — As our Common Shares were not actively traded, the volatility is based on a benchmark of comparable companies within the mining industry.

●	Expected Dividend Yield — The dividend rate used is zero as we have never paid any cash dividends on our Common Shares and do not anticipate doing so in the foreseeable future.

●	Risk-Free Interest Rate — The interest rates used are based on the implied yield available on Canadian Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Business Combination, we expect to remain an emerging growth company at least through the end of the 2021 fiscal year and we expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 2 to the consolidated financial statements included in the proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks. We also expect to be exposed to commodity risks if and when we commence commercial production.

Interest Rate Risk and Credit Risk

Interest rate risk is the risk that the fair value of our future cash flows and our financial instruments will fluctuate because of changes in market interest rates.

Our current practice is to invest excess cash in investment-grade short-term deposit certificates issued by reputable Canadian financial institutions with which it keeps its bank accounts and management believes the risk of loss to be remote. We periodically monitor the investments we make and are satisfied with the credit ratings of our banks. Due to the current low interest rate environment, we have not invested any cash in investments earning interest as at June 30, 2021.

Credit risk is a risk of loss that may arise on outstanding financial instruments should a counter party default on its obligation. Our receivables consist primarily of general sales tax due from the Federal Government of Canada and as a result, the risk of default is considered to be low. Once we commence commercial production, we expect our credit risk to rise with our increased customer base.

Material Weakness

In the course of preparing the financial statements that were included in the proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting as of December 31, 2020, which related to a deficiency in the design and operation of the financial statement close and reporting controls, including maintaining sufficient written policies and procedures and the need to use appropriate technical expertise when accounting for complex or non-routine transactions. Our management has concluded that this material weaknesses was due to the fact that, prior to the Business Combination, we were a private company with limited resources. We recently appointed a chief financial officer and a chief accounting officer, have hired and are currently recruiting additional finance personnel and have engaged reputable independent accounting groups to undertake a review and gap analysis of current systems and processes in order to develop a remediation plan.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates our transactions in foreign currencies, primarily in the Canadian dollar, the Australian dollar, and the Great British Pound. We primarily hold our cash in U.S. dollars and settle our foreign currency payables soon after the receipt of invoices thereby minimizing the foreign currency exposure.

Once we commence commercial production, we expect to be exposed to both currency transaction and translation risk. To date, we have not had material exposure to foreign currency fluctuations and have not hedged such exposure, although we may do so in the future.

Commodity Price Risk

We expect to engage in the collection, transport, processing and sale of products containing nickel, copper, manganese and cobalt from the polymetallic nodules collected from our contract areas of the CCZ. Accordingly, we expect the principal source of future revenue to be the sale of products containing nickel, copper, manganese and cobalt. A significant and sustained decrease in the price of these metals from current levels could have a material and negative impact on our business, financial condition and results of operations.